     EXHIBIT 10.11

KEURIG DR PEPPER
SHORT-TERM INCENTIVE PLAN AND SALES INCENTIVE PLAN

1PURPOSE

The Keurig Dr Pepper Short-Term Incentive Plan (STIP) and Keurig Dr Pepper Sales Incentive Plan (SIP) (collectively referred to herein as the “Plan”) are discretionary pay for performance annual incentive plans that are intended to incentivize strong business performance and link the attainment of overall business results with financial rewards to certain participating employees. Unless and until modified by the Remuneration Committee, this plan document reflects the terms of the Plan and replace any previous documents and terms.

The Remuneration Committee of the Company, in its sole and absolute discretion, reserves the right to amend, modify or terminate the STIP and/or the SIP at any time, for any reason, and in any manner, even if such modification, amendment or termination would reduce the bonus amounts payable hereunder to zero.

2COVERAGE AND ELIGIBILITY

2.1Coverage. This Plan applies to all eligible participating employees of the Company. Rules pertaining to Executive Leadership Team (ELT) member participation are governed by the Remuneration Committee.

2.2Eligible Participants.

2.2.1Full-Time Employees: All active full-time employees (as defined in their home country) of the Company and its subsidiaries, unless eligible for another annual incentive plan of the Company.

2.2.2Reduced Hours Employees: Certain full-time employees who have entered into short-term reduced hour work arrangements with management, as identified by the Company in its sole discretion, may be eligible to participate in the Plan. To the extent a reduced hour employee is eligible to participate in the Plan, his or her award will be pro-rated based on the ratio of agreed upon reduced hours to a 40 hour work week (for instance, if the employee is working 50% of full-time, his or her award will be 50% of what he or she would have received as a full-time employee).

2.2.3Temporary Employees: Individuals classified by the Company as temporary, contractor, intern or consultant labor are not eligible to participate.

2.2.4Unionized Employees: Employees who are members of a collective bargaining unit are not eligible to participate in the Plan.

2.2.5New Hires: Employees who are hired during the Plan Year prior to October 31 are eligible to participate in the Plan on a Pro-rated basis. Employees hired after October 31 of a Plan Year are not eligible to participate until the next Plan Year.
2.2.6Re-hires: Employees who are re-hired during the Plan Year prior to October 31 will be treated as new hires for the purposes of the Plan. They will be eligible to participate in the Plan on a Pro-rated basis calculated from date of re-hire to end of year; no credit will be given for any employment with the Company during the Plan Year that occurred prior to the date of re-hire unless the employee’s employment was terminated by the Company as a result of an Involuntary Termination (as defined in Section 6.1.3 below). Employees who are rehired on or after October 31 of a Plan Year will not be eligible to participate in the Plan Year they are rehired. They will be eligible to participate in the following Plan Year.

2.3Required Continued Employment. All eligible participants must be employed on the date the Award Payout is made to be eligible to receive an Award Payout, unless terminated under one of the Qualifying Termination Events (as set forth in Section 6.1 below).

3GOVERNANCE

Plan components for all eligible employees are generally consistent with the Plan components established by the Remuneration Committee for the ELT members, provided that the Remuneration Committee reserves the right to provide different components to different employees, in its sole discretion. No employee may establish his or her own Plan metrics or make any determination regarding his or her final Award.

3.1Final Awards will be based on actual performance measured against each metric, and the payout level for such performance and will be subject to approval by the Remuneration Committee, in its sole discretion.

3.2The Plan will be interpreted by the Plan Administrator in its sole and absolute discretion. Any interpretation, determination or other action made or taken by the Plan Administrator shall be final, binding, and conclusive on all interested parties. The Plan Administrator shall administer the Plan in accordance with its terms. Any exceptions to the Plan rules must be reviewed and approved in writing by the CEO and the Chief Human Resources Officer.

3.3All financial metrics will be tracked, monitored, and reported by Finance.

3.4Any adjustments to final Awards will require the approval of the Remuneration Committee.

4PLAN DESIGN

4.1Plan Year: January 1 through December 31.

4.2 Target Percentage: Each eligible participant shall be assigned a percentage (a “Target Percentage”) based upon his or her job, which shall be communicated to the eligible participant in writing. The Target Percentage will be reviewed on a regular basis by the CEO and/or his or her delegate through the Plan Year, and may be increased or decreased at any time during the Plan Year in the sole and absolute discretion of the CEO (and/or his or her delegate) without the eligible participant’s consent.

4.3Target Award: Each eligible participant’s Target Award shall be the amount determined by multiplying his or her Target Percentage as in effect at the end of the Plan Year by the eligible participant’s Base Salary as in effect at the end of the Plan Year (“Target Award”).

4.4Metrics: The Plan takes into account actual performance against a set of pre-determined performance metrics. The performance metrics have been approved by the Remuneration Committee. The performance metrics include Growth, Profit, and Cash components.

4.5Payout Multipliers: The Plan has six (6) payout levels ranging between Unacceptable to Excellent: Unacceptable, Marginal, Acceptable, Good (Target), Very Good and Excellent (Maximum). The payout level is determined by multiplying the metric payouts, based on the final performance achieved for each metric.

4.5.1Unacceptable. There will be 0% payout if the Profit metric performance is at or below Unacceptable. Performance achievement at or below the Unacceptable level for the Growth or Cash metrics will receive the payout multiplier at the Unacceptable level.
4.5.2Good (Target). There will be 100% payout of the Target Award if each metric is achieved.
4.5.3Excellent (Maximum). The maximum payout level is 250% of the Target Award if each metric achieves the highest performance.
    For performance that falls between any two payout levels, the incentive award will be determined through interpolating the value on a straight-line basis between the two payout points.

4.6Objective Setting: To ensure alignment of organizational objectives, performance metrics have been established and will cascade throughout the organization as determined by the ELT and approved by the Remuneration Committee, in its sole discretion.

4.7Payout: Metrics are mutually exclusive of each other; thus, the payout percentages for each metric may differ.

4.7.1Based on data and history, different targets can be set for the various sub-divisions or subsets thereof to ensure appropriate stretch/opportunity.

4.7.2In the absence of sub-division targets, all eligible participants will be measured against a corporate level target.

5AWARDS

5.1Award Basis: The Plan Administrator shall use the Company’s audited, published year-end results as the basis for calculating Awards under the Plan. Awards will be paid only after the results are approved by the Remuneration Committee, in its sole discretion.

5.2Award Payment: Potential Awards are calculated in the first quarter (Q1) following the end of the Plan Year to which the Potential Award relates. Awards will be paid in cash in a single lump sum, subject to all applicable withholdings and taxes in effect at the time of the payment. Award amounts, if any, will be paid to eligible participants on or before March 15 of the year following the Plan Year.

5.3Calculation: Final calculations will be determined by Plan Administrator and approved by the CEO. The base formula below can be used as a guideline.
Base Salary (x) Target Percentage (x) Proration (if applicable) (x) Payout Multiplier
5.4Individual Performance: The Plan does not include an individual performance metric. All metrics are based on business objectives.

5.5Level Promotions or Demotions: Each participant who is promoted or demoted to a higher or lower level of employment classification, respectively, will have his or her Award calculated on a Pro-rated basis, based upon the employee’s actual time in the employee’s position, each position’s Plan Target Percentage (number of days/365 – or 366 in the event of a Leap Year), and final annual Base Salary while in each position.

5.6Leave of Absence: Each participant who is on an approved leave of absence, depending on the type of leave, will have his or her Award Pro-rated for the current Plan Year based upon the time (number of days/365 – or 366 in the event of a Leap Year) he or she was actively at work and final annual Base Salary.

6TERMINATION OF EMPLOYMENT

6.1Qualifying Termination Events: A participant whose employment with the Company is terminated due to the following events (each a “Qualifying Termination”) will be eligible to receive a Pro-rated portion of his or her Award for the Plan Year.

6.1.1Death: The estate of a participant who dies during the Plan Year will be eligible to receive the Target Award for that Plan Year Pro-rated to time of death (regardless of actual achievement of the performance goals for the Plan Year.) The amount of the Award will be calculated based on the participant’s Base Salary and Target Percentage payout as in effect on the date of death and paid within 60 days of the participant’s death.

6.1.2Retirement or Disability: A participant whose employment with the Company ends due to Retirement or whose employment is terminated due to a Disability during the Plan Year will be eligible to receive an Award Payout, calculated on a Pro-rated basis, paid at the same time

Awards are paid to other active participants. The amount of the Award Payout will be calculated on a Pro-rated basis to the date of Retirement or the date the Disability is determined using the participant’s Base Salary and Target Percentage as in effect on such date as well as the Payout Multiplier for such Plan Year.

6.1.3Involuntary Terminations: A participant who experiences an Involuntary Termination (as defined below) will be eligible to receive an Award Payout paid at the time Awards are paid to other active participants.  The amount of the Award Payout will be calculated on a Pro-rated basis using the participant’s Base Salary and Target Percentage as in effect on the dated used for the Pro-ration as well as the Payout Multiplier for such Plan Year.  The pro-ration of the Award Payout, as well as the date for determining the Base Salary and Target Percentage, shall be based on the date the participant ceases to perform services for the Company without regard to whether the participant thereafter continues to receive any compensatory payments arising from the termination or is paid salary thereby in lieu of notice of termination. A participant’s termination shall be treated as an “Involuntary Termination” if the Company (or one of its subsidiaries or affiliates) terminates the participant’s employment in connection with a company reorganization, the closing of a facility, or a reduction in force or otherwise terminates the participant’s employment without Cause (as defined in Section 6.2.2 below) and such termination does not occur in connection with the participant's death, Disability or Retirement.

6.2Disqualifying Termination Events: For the avoidance of doubt, the following shall not constitute Qualifying Terminations and, in such circumstances, a participant forfeits any claim to, and is ineligible to receive, any Award Payout.

6.2.1Voluntary Resignations: A participant who voluntarily resigns or otherwise terminates his or her employment, other than due to his or her Retirement, death or Disability, at any time during the Plan Year.

6.2.1.1Examples of voluntary resignations include, but are not limited to, resigning from the Company to obtain another job, walking off the job, leaving the Company to continue one’s education, not returning from a leave of absence or any other type of voluntary resignation for any reason.

6.2.2Terminations for Cause: A participant whose employment with the Company is terminated for Cause is ineligible to receive any Award Payout or any payments hereunder.

6.2.2.1A participant’s termination of employment by the Company will be treated as a termination for “Cause” if it is a termination due to a participant’s unsatisfactory work performance or inability to perform the essential functions of his or her job, failure to comply with company policy, absenteeism, mutually agreed separation for performance or conduct issues, failed drug screen, invalid employment documentation, misconduct or malfeasance, the commission of a dishonest act or common law fraud, or for any other reason as determined by the Company or described as “for Cause” in an agreement between such participant and the Company. Whether a participant’s termination is for “Cause” shall be determined in the sole discretion of the Plan Administrator or the Remuneration Committee.

6.3 Forfeiture and Reduction of Awards upon Certain Events:

6.3.1An Award Payout will be forfeited, and a participant shall be obligated to repay any Award, if, within one year following a participant’s termination of employment:

6.3.1.1The Company determines that a participant engaged in conduct during the Plan Year that would have constituted the basis for a termination of employment for Cause (as determined by the Plan Administrator or the Remuneration Committee); or

6.3.1.2A participant publicly disparages the Company or any of its officers, directors or senior executive employees or otherwise makes any public statement that is materially detrimental to the interests of the Company or such individuals, in the sole discretion of the Plan Administrator.

6.3.2If the Company determines that a participant who is currently employed by the Company engaged in any inappropriate conduct during the Plan Year that resulted in the participant receiving an Award Payout that exceeded the Award Payout the participant would have received had he or she not engaged in such inappropriate conduct then the Plan Administrator, in his or her sole discretion, may require that such participant repay some or all of the Award.

7Miscellaneous.

7.1Non-Assignability. A participant may not alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of any rights or benefits awarded hereunder prior to the actual receipt thereof; and any attempt to alienate, assign, pledge, sell, transfer or assign prior to such receipt, or any levy, attachment, execution or similar process upon any such rights or benefits shall be null and void.

7.2No Right to Continue in Employment or Service. Nothing in the Plan confers upon any employee the right to continue in the employ of the Company or any of its subsidiaries or affiliates, or interferes with or restricts in any way the right of the Company or any subsidiary or affiliate to discharge any employee at any time (subject to any contract rights of such employee).

7.3Indemnification of the Remuneration Committee, CEO and the Plan Administrator. No member of the Remuneration Committee or the Plan Administrator, nor the CEO nor any officer or employee of the Company acting on behalf of the Remuneration Committee, the Plan Administrator, or the CEO shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Remuneration Committee, the Plan Administrator, each officer of the Company, and each employee of the Company acting on behalf of the Remuneration Committee, the CEO or the Plan Administrator shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation to the fullest extent provided by law. Except to the extent required by any unwaiveable requirement under applicable law, neither the CEO nor any member of the Remuneration Committee nor the Plan Administrator (nor any subsidiary or affiliate of the Company) nor any employee of the Company acting on behalf of the Remuneration Committee, the CEO or the Plan Administrator, shall have any duties or liabilities, including without limitation any fiduciary duties, to any participant (or any person claiming by and through any participant) as a result of this Plan, any Award or any claim arising hereunder and, to the fullest extent permitted under applicable law, each participant (as consideration for receiving and accepting an Award) irrevocably waives and releases any right or opportunity such participant might have to assert (or participate or cooperate in) any claim against the CEO or any member of the Remuneration Committee or the Plan Administrator or any subsidiary of affiliate of the Company or any employee of the Company acting on behalf of the Remuneration Committee, the CEO or the Plan Administrator arising out of this Plan.

7.4Payroll Practice; No Plan Funding. The Plan shall at all times be treated as a payroll practice, and as such, is intended to be exempt from the requirements of the Employee Retirement Income Security Act of 1974, as amended. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any amounts hereunder. No participant, beneficiary, or other person shall have any interest in any particular assets of the Company by reason of the right to receive an Award under the Plan. Participants and beneficiaries shall have only the rights of a general unsecured creditor of the Company.

7.5Effect of the Plan. Neither the adoption of this Plan nor any action of the Remuneration Committee, the CEO or the Plan Administrator shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by an Award, or any amendment thereto, duly authorized by the Plan Administrator and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.

7.6Governing Law. This Plan shall be construed in accordance with the laws of the State of Texas and the rights and obligations created hereby shall be governed by the laws of the State of Texas.

7.7Legal Construction. In the event that any one or more of the terms or provisions that are contained in this Plan is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term or provision shall not affect any other term or provision that is contained in this Plan and this Plan shall be construed in all respects as if the invalid, illegal, or unenforceable term or provision had never been contained herein.

7.8Integrated Plan. This Plan constitutes the final and complete expression of agreement among the parties hereto with respect to the subject matter hereof.

8APPENDIX
8.1Definition of Terms:
•Award Payout: The dollar amount of payout that is calculated by taking the eligible participant’s Target Percentage times the annual Base Salary times the Payout Multiplier times any applicable Pro-ration.
•Base Salary: An individual’s annual base salary as of the date a calculation is to be made without taking into consideration bonuses, overtime pay, incentive pay, car allowances, equity awards, fringe benefits or other perquisites.
•Company: Keurig Dr Pepper Inc. together with its subsidiaries.
•Disability: An eligible employee shall be deemed to have a Disability if he or she is determined either (i) by the Social Security Administration, while the individual is an employee, to be eligible for Social Security disability benefits, or (ii) by the Plan Administrator, in its sole discretion, that the employee is permanently disabled under the standards set forth in the Keurig Dr Pepper Inc. Long-Term Disability Plan. In making such determination, the Plan Administrator may require such medical proof as it deems necessary, including the certificate of one or more licensed physicians selected by the Plan Administrator; in its sole discretion, the decision of Plan Administrator as to determinations of Disability shall be final and binding.
•Remuneration Committee: The committee of the Company’s Board of Directors who are responsible for the oversight of compensation practices within the business.

•Payout Multiplier: The product of the achieved payout for each of the metrics, as established by the Remuneration Committee, in its sole discretion, and set forth in Section 4.5.
•Plan Administrator: Vice President Total Rewards, or such other individual selected by the Remuneration Committee.
•Pro-rated: Time based on number of days/365 (or 366 in the event of a leap year).
•Retirement: Voluntary termination by an employee of his or her employment with the Company on or after achieving age 60 years old with 5 years of service, and excluding any terminations where the Company had Cause to terminate the employee at the time of termination (whether known at the time of termination or later discovered by the Company after termination).
•Target Award: A participant’s Target Percentage multiplied by his or her Base Salary, as calculated by the Plan Administrator in its sole discretion.
•Target Percentage: Percentage of Base Salary assigned to an eligible participant based upon that participant’s job and level, as communicated to the participant in writing by the Plan Administrator.